PINE GROVE ALTERNATIVE INSTITUTIONAL FUND
THREE CANAL PLAZA, SUITE 600
PORTLAND, ME 04101

SECRETARY'S CERTIFICATE

I, Gino Malaspina, do hereby certify that I am duly elected and acting Secretary of the Pine Grove Alternative Institutional Fund ( the "Trust"), a Delaware statutory trust, and I further certify that the resolutions set forth below were approved by the Board of Trustees of the Trust (the "Board"), including a majority of the trustees who are not "interested persons", as defined in Section 2(a)(19) of the 1940 Act, of the Trust, through the unanimous written consent of the Board:

RESOLVED, That the proposed fidelity bond coverage for the Trust, be, and hereby is, approved; and be it

FURTHER RESOLVED, That the form of single insured fidelity bond, as presented, in the total coverage amount of $400,000 for the Trust , be, and hereby is, approved; and be it

FURTHER RESOLVED, That upon consideration of the applicable material factors, the proposed premium for the single insured fidelity bond payable by the Trust, as described in the materials provided in conjunction with this Written Consent, be, and hereby is, approved; and be it

FURTHER RESOLVED, That the officers of the Trust be, and each hereby is, authorized to take all actions as they or any of them may determine to be necessary or appropriate in connection with obtaining fidelity bond coverage for Pine Grove Alternative Institutional Fund including making all filings as may be required by Rule 17g-1 under the 1940 Act; and be it

FURTHER RESOLVED, That the officers of the Trust be, and each hereby is, authorized to take any actions and to execute any instruments that may be necessary or advisable to carry out the foregoing resolutions relating to the Trust obtaining fidelity bond coverage.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 12th day of May, 2017.

/s/ Gino Malaspina
Gino Malaspina, Esq.
Secretary to the Trust